Exhibit 10.4

Radian Group Inc. Pension Plan

Amended and Restated Effective January 1, 1997

Amendment No. 7

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Pension Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Company, pursuant to the provisions of Section 15.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to modify and clarify the forms of payment and timing of benefit distributions available under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective June 1, 2007 (except as otherwise noted), in the following respects:

1.	Article VI shall be amended, effective March 28, 2005, by revising the first paragraph of Section 6.3 to read as follows:

“6.3 Qualified Joint and Survivor Annuity. Notwithstanding anything elsewhere in the Plan to the contrary, any Participant who is not married on his Annuity Starting Date shall receive payment of his benefit in the form of a Single Life Annuity and any Participant who is married on his Annuity Starting Date shall automatically be deemed to have elected to receive an Actuarial Equivalent reduced benefit with 50% of the Participant’s reduced benefit to be paid to his Spouse after his death (the “Qualified Joint and Survivor Annuity”), effective as of his Annuity Starting Date, unless such Participant shall have filed a written election with the Plan Administrator, within 90 days prior to such Annuity Starting Date, waiving the Qualified Joint and Survivor Annuity and electing either the Single Life Annuity or another optional form of payment described in Section 6.4. Each Participant shall file a written statement with the Plan Administrator indicating whether he is married, and shall notify the Plan Administrator of any subsequent change in his marital status occurring on or before his Annuity Starting Date.”

2.	Article VI shall be amended by revising Section 6.4(b) to read as follows:

“(b) Payment of Small Benefits – Lump Sum Option. At the election of the Participant, at any time after his Termination of Employment (but no later than his Normal Retirement Date), if the Actuarial Equivalent lump sum value of the Participant’s Accrued Benefit is equal to or less than $5,000 at his Annuity Starting Date, distribution will be made in the form of a lump sum payable within a reasonable time after the Participant has submitted a written election with the Plan Administrator.”

3.	Article VI shall be amended by revising Section 6.8(a) to read as follows:

“6.8	Special Distribution Options.

(a)	Immediate Lump Sum – Notwithstanding any provision in the Plan to the contrary, Participants who (1) either are Employees of the Company, a Participating Employer or any Affiliate at any time between December 31, 2006 and June 1, 2007 or (2) have previously incurred a Termination of Employment with vested rights to an Accrued Benefit (and have not commenced payment of this benefit prior to January 1, 2007) shall be eligible to elect, in lieu of any other available form of benefit and only in connection with the Plan termination, to receive an immediate single lump sum payment. Such election shall be made at the time and in the manner prescribed by the Plan Administrator. Additionally, such election shall be made in accordance with the requirements of this Article VI and any additional procedures established by the Plan Administrator in connection with the termination of the Plan. In the absence of an election within the applicable election period, the Participant shall be deemed to have elected to defer payment commencement until a later date (if allowed). The single lump sum payment option described in this paragraph must be elected when initially offered. This option will not be available after annuity contracts are purchased in connection with the termination of the Plan.

Participants who satisfy the requirements listed above but who otherwise elect to commence receiving benefits on or after January 1, 2007 but before the date that the immediate lump sum option becomes available shall remain eligible to elect such lump sum option when offered in connection with the termination. Similar to other Participants eligible to receive an immediate lump sum under this Section, this specific group of Participants shall be notified (in the time and manner prescribed by the Plan Administrator) of their right to elect to receive the remainder of their unpaid benefit in the form of an immediate lump sum payment. The lump sum shall be determined based on the Actuarial

Equivalent value of their remaining benefits in the form of payment currently being paid. If such Participant does not affirmatively elect to receive a lump sum at that time, payments will continue in the form initially selected and no future changes in payment form will be permitted.

Notwithstanding the foregoing, for Participants who are actively employed as of January 1, 2007 who satisfy the requirements listed above but who have not commenced receiving benefits prior to the date that the immediate lump sum option becomes available, the lump sum payment under this Section shall be equal to the present value of the benefit, using the Actuarial Equivalent assumptions applicable for lump sum payments, that the Participant could have received under Section 5.2; provided, however, the actuarial reduction factors for early payment under Section 5.2 shall be applicable after the Participant’s Early Retirement Date which the Participant shall be deemed to reach at the end of the earliest possible Employment Year in which the Participant satisfied the applicable age and service requirements under Section 4.2 (determined as if the Participant continued employment through that date).

As noted above, Participants with a vested Accrued Benefit, who have incurred a Termination of Employment prior to January 1, 2007 (but have not commenced receiving benefits prior to the date that the immediate lump sum option becomes available), shall be entitled to an immediate single lump sum payment. For Participants in this group who have not satisfied the applicable service requirements of Section 4.2 as of the date of their Termination of Employment, the lump sum payment available under this Section shall be equal to the present value of their Accrued Benefit at Normal Retirement Date, using the Actuarial Equivalent assumptions applicable for lump sum payments. For Participants described in this paragraph who have satisfied the applicable service requirements of Section 4.2 as of the date of their Termination of Employment, the immediate lump sum payment will be equal to the present value (using the Actuarial Equivalent assumptions applicable for lump sum payments) of the benefit that they would be entitled to receive under Section 5.2 (reduced for early commencement as applicable).

In determining the present value of the benefit for a Participant who either has not reached or will not reach his or her Normal Retirement Date (as defined under Section 4.1) by the date of their 65th birthday, such Participant’s Normal Retirement Date will be determined for the purposes of this Section 6.8 only, as if the Participant continued employment through the end of the earliest Employment Year during which the Participant would have completed five Years of Service (as defined under Section 1.36).”

4.	The first sentence of Section 6.8(b) shall be amended to read as follows:

“(b) Immediate Annuity – Notwithstanding any provision in the Plan to the contrary, Participants who (1) either are Employees of the Company, a Participating Employer or any Affiliate at any time between December 31, 2006 and June 1, 2007 or (2) have previously incurred a Termination of Employment with vested rights to an Accrued Benefit (and have not commenced payment of this benefit prior to January 1, 2007) shall be eligible to elect, in lieu of any other available form of benefit and only in connection with the Plan termination, to receive an immediate annuity payment (in any of the available forms under Sections 6.3 and 6.4).”

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 7 to be executed by its duly authorized party this 7th day of November, 2007.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	EVP, Human Resources